INDEPENDENT AUDITORS' REPORT

To the Board of Directors

N-Vision Technologies, Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheet of N-Vision Technologies, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2000, and from inception (May 15, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of the N-Vision Technologies, Inc. and subsidiaries, as of December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000, and from inception (May 15, 1999) to December 31, 1999, in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

THOMAS LEGER & CO., L.L.P.

Houston, Texas

March 7, 2001

N-VISION TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000

ASSETS

CURRENT ASSETS
Cash	$ 34,825
Accounts receivable - Net of allowance
for doubtful accounts of $20,847	1,009,131
Other receivables	9,562
Prepaid expenses	53,642

Total Current Assets	1,107,160

PROPERTY AND EQUIPMENT - At cost
Equipment	2,029,668
Furniture and fixtures	213,556
Automobiles and trucks	486,469
Other	12,966
2,742,659
Accumulated depreciation	(1,333,852)

Net Property and Equipment	1,408,807

OTHER ASSETS
Cost in excess of assets acquired - Net of
amortization of $138,994	639,322
Deposits and other assets	64,620

Total Other Assets	703,942

TOTAL ASSETS	$ 3,219,909

N-VISION TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 1,346,932
Payroll taxes payable	246,952
Accrued expenses	457,082
Sales tax obligation	217,540
Notes Payable Bank
Equipment	625,000
Term loan	302,342
Other notes payable	268,238
Current portion of long-term debt	27,000

Total Current Liabilities	3,491,086

LONG-TERM DEBT
Debentures payable	550,000
Automobile installment notes - net of current portion	18,834

Total Liabilities	4,059,920

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 50,000,000 shares
authorized, 12,810,976 issued and outstanding	128,110
Paid-in-capital	1,823,698
Retained deficit	(2,791,819)

Total Stockholders' Equity	(840,011)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,219,909

N-VISION TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2000
AND THE PERIOD FROM INCEPTION (MAY 15, 1999) TO DECEMBER 31, 1999

		From Inception
		(May 15, 1999)
	For the Year	To
	Ended	December 31,
	2000	1999

SALES	$ 3,253,091	$ 464,012

COST OF SALES	2,804,491	490,892

Gross Profit (Loss)	448,600	(26,880)

OPERATING EXPENSES
General and administrative	738,962	256,335
Salaries	700,460	195,219
Depreciation and Amortization	518,758	167,455
Interest expense	351,637	62,057
Legal and accounting	131,828	90,828

Total Operating Expenses	2,441,645	771,894

Loss Before Income Tax	(1,993,045)	(798,774)

FEDERAL INCOME TAXES	-	-

NET LOSS	(1,993,045)	(798,774)

DEFICIT - Beginning of the year	(798,774)	-

DEFICIT - End of the year	$ (2,791,819)	$ (798,774)

NET LOSS PER SHARE	$ (0.22)	$ (0.19)

WEIGHTED AVERAGE SHARES OUTSTANDING	9,025,868	4,229,086

N-VISION TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK
FOR THE PERIOD FROM INCEPTION (MAY 15, 1999) TO DECEMBER 31, 2000

			Additional
		Par Value	Paid - In
	Shares	Amount	Capital

Original issue to founders - May 15, 1999
For services and other consideration	5,000,000	$ 50,000	$ -

Common Stock issued at $.01 per share for -
Southern 3D Exploration, Inc.	1,000,000	10,000	-
Goods and services	132,215	1,322	-
Stock sold for cash	460,330	4,603	60,397
Consolidated loss from operations for the period	-	-	-

Balance at December 31, 1999	6,592,545	65,925	60,397

Common Stock issued at $.01 per share for -
Officers and directors compensation	502,200	5,022	-
Investment Units sold for cash	150,000	1,500	-
Investment Units exchanged for Company debt	125,000	1,250	-
Goods and services	450,000	4,500	-
Loan renewals	100,000	1,000	-
Special share distribution	818,826	8,188	-
Stock issued in lieu of bonus payment	76,273	763	37,369
Stock issued in lieu of interest	77,000	770	37,730
Stock sold for cash	270,000	2,700	67,300
Restructuring arrangement	1,744,624	17,447	1,639,947
Ponder Industries, Inc.	1,904,508	19,045	(19,045)

Balance at December 31, 2000	12,810,976	$ 128,110	$ 1,823,698

N-VISION TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2000
AND THE PERIOD FROM INCEPTION (MAY 15, 1999) TO DECEMBER 31, 1999

	For the Year	From Inception
	Ended	To December 31,
	2000	1999
Cash Flows From Operating Activities
Net Loss	$ (1,993,045)	$ (798,774)

Adjustments to reconcile Net Loss to net cash used in operations by operations
Depreciation and amortization	518,758	176,597

Changes in current assets and liabilities
Accounts receivable	(892,443)	11,378
Other assets	(6,513)	136,218
Accounts payable and accrued liabilities	2,013,481	302,389

Total adjustments	1,633,283	626,582

Net Cash Used In Operating Activities	(359,762)	(172,192)

Cash Flows From Investing Activities
Cash acquired in Southern 3-D Exploration, Inc. merger	-	61,656
Net book value of property sold or disposed	6,866	-
Additions to property and equipment	-	(3,236)

Net Cash Provided By Investing Activities	6,866	58,420

Cash Flows From Financing Activities
Repayment of short and long-term debt	(189,528)	(51,228)
Long-term borrowing	243,187	100,000
Net proceeds from sale of debentures	264,062	-
Proceeds from issuance of common stock	70,000	65,000

Net Cash Provided By Financing Activities	387,721	113,772

Net Increase (Decrease) In Cash During The Period	34,825	-

Cash Beginning of Period	-	-

Cash End of Period	$ 34,825	$ -

	For the Year	From Inception
	Ended	To December 31,
	2000	2000
Supplemental Cash Flow Information
Interest paid during the year	$ 442,800	$ 27,400
Income taxes paid during the year	18,800	-

Noncash Investing and Financing Transactions
Common Stock exchanged for restructured bank debt	1,390,600	-
Common Stock issued in lieu of interest payments	305,300	-
Notes payable issued for zero balance checking arrangement	302,300	-
Convertible debentures exchanged for current obligations	250,000	-
Common Stock issued for services	27,300	1,322
Operating equipment for shareholder debt	-	44,500
Common Stock issued as compensation	43,300	-
Common Stock issued in connection with acquisitions	19,045	168,220

N-VISION TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

NOTE 1 MERGER WITH PONDER INDUSTRIES, INC.

On December 19, 2000 N-Vision Technology, Inc., a Nevada Corporation, (Nevada N-Vision) merged with Ponder Industries, Inc. (Ponder), a Delaware Corporation with publicly owned Common Stock traded in the "over-the-counter" marketplace. The merged company changed its name to N-Vision Technology, Inc. (herein after N-Vision or the Company), retained its Delaware charter and Nevada N-Vision was dissolved.

Ponder was under the jurisdiction of a federal bankruptcy court in a Chapter 11 proceeding and had no recent operating activities except for the proceeding. Ponder's bankruptcy court approved Plan of Reorganization included the merger with Nevada N-Vision and the dismissal of all unasserted claims and contingent liabilities. The Plan also established a Liquidating Trust that received all of Ponder's pre-acquisition tangible and intangible assets and assumed the responsibility for all of its asserted liabilities. For accounting purposes, the transaction was treated as an acquisition of Ponder, by Nevada N-Vision whose shareholders own approximately 80% of the surviving corporation.

Under the terms of the Plan of Merger and Reorganization, the Ponder stockholders and bankruptcy claimants received the following shares of Common Stock of the merged companies:

Class of Claimant Shares Issued

Existing shareholders -

after giving effect to a 1 for 20 reverse stock split 476,127

Various creditors without priority claims 1,428,381

The Ponder acquisition is reflected in these financial statements at the Par Value of the Compa0ny's common shares issued with an offsetting equal value charged to Additional Paid In Capital.

In addition to the issued shares of Common Stock listed above, the Company reserved but did not issue 750,000 shares of Common Stock for a potential distribution to the Priority Claimants, as they are defined in the bankruptcy plan. These shares are to be distributed in the event the resources of the Liquidating Trust are insufficient to compensate the priority class of creditors.

NOTE 2 MERGER WITH PONDER INDUSTRIES, INC. (continued)

Because Ponder had no operating activities during 2000 and 1999, pro forma information is not presented. Inclusion of Ponder in the consolidated results of operations as if the merger had been effected at the beginning of the periods would result in an immaterial change from that presented in the accompanying consolidated statements of operations because all the assets and obligations were transferred to a Liquidating Trust appointed by the Federal Bankruptcy Court.

NOTE 3 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature and History of Business

The consolidated financial statements include N-Vision and its wholly owned subsidiaries, Southern 3-D Exploration, Inc. (Southern) and All Terrain Industries, Inc. (ATI), both are Texas Corporations acquired in 1999, and N-Vision Energy, Inc. (N-V Energy), a Texas Corporation formed in 2000.

As a development stage enterprise, N-Vision sought business opportunities and capital from the date of its incorporation on October 22, 1998 until it commenced operations in May 1999 and acquired its two subsidiaries in September 1999.

Southern's and ATI's lines of business include contract seismographic testing for the oil and gas industry and general contract drilling in the mid-west and gulf coast areas of the United States. Their results of operations are included in the accompanying consolidated financial statements for the period from their date of acquisition and their activities account for all the consolidated revenue and substantially all of the operations of the Company.

N-V Energy was formed to identify development drilling and recompletion opportunities in existing oil and gas fields using Southern's seismic technology and it plans to commence exploration and development operations in 2001.

Significant Accounting Policies Of The Company

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant inter-company accounts and transactions have been eliminated.

NOTE 4 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting periods. Ultimate actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables and cash. The Company places its cash with high quality financial institutions. At times the Company's deposits may exceed federally insured limits of $100,000 but at December 31, 2000 no deposits exceeded the insured limits.

Generally, no collateral or other security is required to support customer receivables. To reduce credit risk, a customer's credit history is reviewed before extending credit. In addition, an allowance for doubtful accounts is established based on factors surrounding the credit risk of specific customers, historical trends and other information. Management established an allowance for doubtful accounts at the balance sheet date of $20,847. During 2000 and 1999, 39% and 57% of revenues were attributable to four and two customers, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line method over lives ranging from five to seven years. In September 1999 N-Vision acquired substantially all of its operating equipment in an all-stock transaction.

Expenditures for major acquisitions and improvements are capitalized while expenditures for maintenance and repairs are charged to operations. The cost of assets sold or retired and any related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

NOTE 5 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost in Excess of Assets Acquired

Cost in Excess of Assets Acquired is amortized on a straight-line basis over periods ranging from 5 to 20 years.

Income Taxes

Federal income taxes are accounted for using a policy that requires the recognition of deferred income taxes and valuation allowances when necessary. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their basis for financial reporting purposes.

The two significant differences between the accounting bases are the use of accelerated methods of asset depreciation for tax reporting compared with the straight line method used for financial reporting, and the use of the cash method of recognizing revenues and expenses for income tax purposes compared with using the accrual basis of accounting for financial reporting. Recognized amounts of deferred taxes are determined using enacted tax laws and statutory tax rates that are applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established when necessary to reduce deferred tax assets to expected realizable amounts. Income tax expense is the tax payable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Statement of Cash Flows

For purposes of the statement of cash flows, cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

Net Loss Per Share

Net loss per share is computed by dividing the net loss by the common and common equivalent shares considered outstanding during each period. Equivalent shares issuable under stock options are determined using the treasury stock method. There is no difference between basic and fully diluted earnings per shares for the periods presented.

NOTE 6 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Legal Matters

N-Vision is subject to legal proceedings that have arisen in the ordinary course of its business. Such actions are generally asserted property damage claims by landowners where the Company's geophysical testing is conducted. The claims are usually small and are rebilled to the client contracting for the service. In the opinion of Management, these actions will not have a material adverse effect upon the financial position of the Company.

Meaning of "From Inception"

In the financial presentation, the term from inception shall mean from the effective inception of N-Vision's business operations, which was on or about May 15, 1999.

NOTE 7 GOING CONCERN

At December 31, 2000 the Company's operating expenses have exceeded operating revenues. This cumulative deficit has been funded by open account creditor debt, secured and unsecured loans, common stockholders' cash investment and Common Stock exchanged for property and services.

Although the Company has continued to operate with the above sources of funds through February 2001, it is uncertain whether these same or comparable sources will be available for the full development of its business strategy. The business strategy includes a series of private and public securities offerings to fund corporate growth and business development.

N-Vision's financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, N-Vision in its business strategy development stage has not established a source of revenues sufficient to cover its operating costs and allow it to continue as a going concern supported by its cash flow from operations. N-Vision is seeking long-term funding through private and public securities offerings. Management believes that sufficient funding will be raised to meet operating needs during the remainder of its current implementation stage.

NOTE 8 MERGER AND ACQUISITION ACTIVITY

Ponder Industries, Inc.

As described in Note 1, Ponder and Nevada N-Vision merged in December 2000. Nevada N-Vision was the surviving entity in the reverse merger, and the former owners and creditors of Ponder were issued 1,904,508 shares of Common Stock in the combined entity that was renamed N-Vision.

Southern 3-D Exploration, Inc.

Effective September 1999 N-Vision issued 1,000,000 shares of its Common Stock at par value to acquire Southern and its subsidiary, ATI. The Stock Purchase and Exchange Agreement provided for additional, contingent shares of N-Vision to be issued in connection with the acquisition based on Southern's 1999 operating performance, but no additional shares were required to be issued. Due to the contingent acquisition purchase price and the post acquisition change in management, this business combination is accounted for by the purchase method of accounting. The merger resulted in $229,876 of Cost in Excess of Assets Acquired, which is amortized over 5 years. The results of operations of Southern are included with the consolidated results of operations beginning September 1, 1999. N-Vision did not incur material liabilities in connection with the acquisition related to discontinuing a business activity or to terminating or relocating employees.

The following summarized information is provided on a pro forma basis to present the results of operations for 1999 as if the acquisition had been effected on January 1, 1999.

1999 Pro Forma Results of Operations

Revenue $ 2,086,800

Net income (loss) $ (2,021,833)

Earnings (loss) per share $ (.44)

All Terrain Industries, Inc.

Southern acquired All Terrain in 1998 for $2,500,000 cash, which resulted in a purchased price that was $548,400 in excess of the fair market value of the tangible assets acquired. That Cost in Excess of Assets Acquired is amortized over 20 years.

NOTE 9 MERGER AND ACQUISITION ACTIVITY (continued)

ACE Energy Ltd.

N-Vision entered into an agreement in June 2000 with ACE Energy Ltd., a Texas limited partnership ("Ace"), to acquire certain oil and gas property rights. Upon executing the agreement, the Company assigned and conveyed 150,000 shares of Common Stock to Ace as non-refundable "earnest money." The transaction was not consummated and the Common Stock was transferred to the holder.

NOTE 10 STOCK TRANSACTIONS

Capitalization

N-Vision is authorized to issue 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, both with $.01 par value per share. As set forth in the Company charter and by laws, the Board of Directors shall determine the designations, rights, preferences, privileges and voting rights of the Preferred Stock, as well as any restrictions and qualifications thereon. No shares of Preferred Stock have been issued.

Special Purpose Common Stock Issues

Merger and acquisition activity described in Note 4 resulted in the issuance of 2,904,508 shares of Common Stock. In addition, the Company has issued or agreed to issue Common Stock in a debt restructuring, in connection with the sale of Investment Units, and in connection with Stock Based Compensation arrangements. Further, N-Vision has

Special Purpose Common Stock Issues

issued or agreed to issue Common Stock in satisfaction of certain expenses and as inducements to advance funds to the Company.

Stock for Debt

In September 2000, the Company executed a debt exchange agreement in which its primary lending institution accepted 1,744,624 shares of Common Stock for $1,657,393 of indebtedness (the equivalent of $.95 per common share.). The Company agreed that contemporaneously with a successful proposed private or public offering, it would repurchase the shares sold to the lending institution for $1.25 per common share. If a public offering is not consummated within one year, the Company has committed to assure the aforementioned shares are free of any securities market trading restrictions and the Bank will have the right to sell the stock in the open market.

NOTE 11 STOCK TRANSACTIONS (continued

Investment Units

In 2000 the Company raised $550,000 through the sale of Investment Units, including $300,000 sold for cash and $250,000 exchanged for debt the Company had incurred. Each of the 22 Investment Units sold included a $25,000 Debenture obligation due in two years, 12,500 shares of Common Stock and Warrants to purchase an additional 12,500 shares of Common Stock at $1 per share. See the summary below of Warrant activity during 2000 and Note 6 for description of the Debentures.

Stock Based Compensation

N-Vision has issued or agreed to issue Common Stock as part of its compensation package for employees and directors. See the summary below of Stock Option activity during 2000.

Stock Options and Warrants

Stock Option and Stock Warrant activity of the Company during 2000 is summarized as follows:

Shares 2000

Price Per Shares Expired or Ending Expiration

Recipient Share Granted Exercised Shares Date

Stock Options $ .40 500,000 None 500,000 2005

Warrants $1.00 275,000 None 275,000 2002

Stock Options granted in August 2000 included options for 100,000 shares of Common stock for each of the four principal officers of the Company plus options for 100,000 shares of Common Stock shared among three key employees. The options vest 50% immediately, 25% after year one and 25% after year two. The Warrants were issued with the Investment Units.

Accounting for Option Compensation

risk-free The fair value of options granted was estimated on the date of grant using the Black-Scholes options pricing model. Principal assumptions in the model are interest rate of 5.98% for the five-year options, no expected dividend yield, the expected life of the options equal to the exercise life of the option, and zero expected volatility

NOTE 12 STOCK TRANSACTIONS (continued)

Zero volatility was assumed because of the low level of trading shares in the secondary market system.

The Company applies the Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock option and purchase plans. Accordingly, no compensation cost has been recognized for any stock option agreements. No options were granted in 1999 and options totaling 500,000 shares were granted in 2000. Had compensation cost been determined based upon the estimated fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net loss and loss per share for the year ended December 31, 2000 would have been as reflected in the pro forma amounts indicated below:

Net loss $ (2,044,082)

Net loss per common share $ (.19)

NOTE 13 NOTES PAYABLE, LONG TERM DEBT AND DEBENTURES

Notes payable and long-term debt at December 31, 2000 includes the Bank debt and other obligations to the following institutions and individuals:

Notes Payable to Bank bearing interest at the prime rate plus 1% or 10 % at December 31, 2000 (A):
Term loan collateralized by equipment	$ 625,000
Term loan collateralized by accounts receivable, Equipment and intangibles	302,342

Notes payable to stockholders (B)	210,000

Insurance premiums financed requiring monthly payments of about $7,500, bearing interest at 12%	37,484

Unsecured, interest free demand note payable to a Corporation controlled by a major stockholder of the Company	20,754
Total notes payable	$ 1,195,580

(A) The promissory term notes to the bank, which were derivatives of the previously, described debt restructuring, were due December 15, 2000 and were renewed under substantially the same terms until June 15, 2001.

NOTE 14 NOTES PAYABLE, LONG TERM DEBT AND DEBENTURES (continued)

(B) The following are the details of promissory notes issued to shareholders:

Note (1) bears interest at 7.75%, is collateralized by specific equipment and is due January 2001. This loan was renewed on three occasions during 2000 and each renewal included compensatory shares of Common Stock, an aggregate of 100,000 shares for the year. This note was renewed again in January 2001.

Note (2) bears interest at 10%, is subordinated to other debt of the Company and is due June 2001. Principal and accrued interest on the note may be converted, at the holder's option, into Common Stock of the Company at the conversion rate of $0.25 per share.

Note (3) represents an advance by a non-affiliated stockholder. It is due on demand without a nominal interest rate but with a compensatory issue of 5,000 shares of the Company's Common Stock.

Automobile Installment Notes

Collateralized automobile installment notes have aggregate monthly payments of approximately $2,800 and bear interest at 9.25%. The obligations totaling $45,834 require principal payments of about $27,000 in 2001 with the remainder of the principal balances due in 2002.

Debentures

As described in Note 5, various individuals, Shareholders or vendors acquired N-Vision Investment Units (aggregating $550,000) that included non-assignable, subordinated promissory notes (Debentures). The Debentures are subordinate to other Company notes and contracts and cannot be repaid if the Company is in default in the payment of any of its contractual debt. The Debentures have a nominal interest rate of 14%, can be paid, at the Company's discretion, in stock or cash and are to be repaid within two years of the date the Investment Units were sold.

NOTE 15 INCOME TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 2000 and 1999.

2000 1999

Loss before income taxes $ 1,993,045 $ 798,774

Income tax benefit computed at statutory rates (677,635) (271,583)

Increase in valuation allowance 665,047 270,904

Permanent differences, nondeductible expenses 12,588 679

Tax provision $ - $ -

No federal income taxes have been paid since the inception of the Company.

Deferred Income Taxes

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax assets and liabilities are set out below along with a valuation allowance to reduce the net deferred tax asset to zero.

In order to comply with generally accepted accounting principles, management has decided to establish the valuation allowance because of the potential that the tax benefits underlying deferred tax asset may not be realized.

NOTE 16 INCOME TAXES (continued)

2000 1999

Deferred tax asset:

Net operating loss carryforwards $ 771,424 $ 283,877

Conversion to cash basis for tax reporting - 10,390

Total deferred tax asset 771,424 294,267

Deferred tax liability:

Recognizing more depreciation for tax reporting

purposes than for financial reporting purposes 3,890 23,363

Conversion to cash basis for tax reporting 102,487 -

Total deferred liability 106,377 23,363

Net tax asset 665,047 270,904

Valuation allowance (665,047) (270,904)

Net deferred taxes $ - $ -

Net Operating Loss Carryforwards

The tax asset recognized above for the future use of net operating loss carryforwards ("NOL") is available primarily because of N-Vision's acquisition of Southern in September 1999. As of December 31, 2000 the Company has a cumulative NOL for federal income tax purposes of approximately $2,982,000 and an NOL for alternative minimum tax purposes of approximately the same amount. These carryforwards expire in years 2019 and 2020 Internal Revenue Code Section 382 limits future use of NOLs of acquired companies approximately ($713,000 of the Company's NOL arise from the Southern acquisition).

NOTE 17 RELATED PARTY TRANSACTIONS

At December 31, 2000 and 1999 the Company had a non-interest bearing note payable of $20,754 issued to a company owned primarily by a Common Stock stockholder. During 1999 this debt was reduced $44,500 with the transfer of certain operating equipment to the stockholder.

On August 31, 2000, the Company made a pro-rata share distribution of 818,825 shares to the existing stockholders. The distribution compensated the stockholders for the dilution attributable to an additional special share allotment necessary in the Ponder Industries, Inc. merger. The shares distributed were equal to 10% of the recorded shares outstanding on that date. See description of the Ponder merger in Note 1.

In December 2000, four-officer shareholders received 502,200 shares of Common Stock as partial compensation for their services as Company executives and directors. The Company has deferred $209,000 in earned executive compensation to be paid in the future as funds become available.

The Company leases its equipment yard storage facility from a Common Stock holder for $3,056 a month.

NOTE 18 MAJOR CUSTOMERS

The Company had customers that accounted for more than 10% of the revenue for December 31, 2000 and for the period from inception (May 15, 1999) to December 31, 1999 as follows:

2000 1999

Customer A 19% 40%

Customer B - 17%

NOTE 19 COMMITMENTS

The Company leases its operating and administrative facilities on both month-to-month and long-term arrangements. Its equipment storage facility in southeast Texas is leased for $3,056 on a month-to-month basis from an employee stockholder. In addition, the Company leases the following from outside parties:

Facility Basis of Contract Monthly Future Commitment

Executive office Month-to-month $ 1,100 None

Administrative office To April 30, 2003

$ 3,690 Year 2001 - $45,800

3,766 Year 2002 - $47,016

3,918 Year 2003 - $15,672

NOTE 20 SUBSEQUENT EVENTS

Letter of Intent to Acquire Oil and Gas Company

On March 1, 2001, the Company issued a letter of intent to acquire an Oklahoma oil and gas production company for $12,000,000 in cash at the time of closing. The acquisition price is subject to the outcome of a third party reservoir engineering report, the eliminating certain low yield producing assets, and an assessment of development potential and drilling in progress. The effective date of the transfer of ownership is to be April 1, 2001 with a proposed closing date of May 1, 2001.

Letter of Commitment to Raise Capital

On March 7, 2001, the Company engaged a New York financial advisor and securities placement agent to assist in raising up to $25,500,000 in long-term equity or equity-linked capital. The new equity or equity-linked capital will be used to finance the acquisition of oil and gas properties and to meet general corporate needs. N-Vision paid the agent a $25,000 retainer with the execution of the agreement. The agreement also provided for the agent to be paid $10,000 monthly for services rendered, reimbursement of out-of-pocket expenses and upon the successful completion of the placement memorandum, to be paid $50,000 in cash bonuses. The engagement letter provides that the agent and advisor will receive a cash success fee of up to 5% of the funds raised and warrants to acquire Common Stock equal to 5% of the number of shares outstanding after the offering, exercisable at the placement offering price.